Exhibit 99.1

News Release

1401 Harbor Bay Parkway
Alameda, CA 94502
PHONE 510 749 4200
FAX 510 749 6200
www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA CORPORATION REPORTS FOURTH QUARTER

AND FISCAL 2008 RESULTS

ALAMEDA, CA – July 23, 2008 – Celera (NASDAQ:CRA) today reported net revenues of $43.4 million for the fourth quarter of fiscal 2008, compared to $10.2 million in the prior year quarter. The fourth quarter fiscal 2008 results included net revenues from Berkeley HeartLab, Inc. (BHL) and Atria Genetics Inc., which were acquired during the second quarter of fiscal 2008. Excluding revenues from these acquisitions, Celera’s net revenues for the fourth quarter of fiscal 2008 were $15.0 million.

For the fourth quarter of fiscal 2008, Celera reported a net loss of $96.8 million, or $1.21 per share, compared to a net loss of $8.0 million, or $0.10 per share, for the prior year quarter. For the fourth quarters of fiscal 2008 and 2007, Celera recorded items that affected the comparability of results and a breakdown of these items is listed in the reconciliation table below. For the fourth quarter of fiscal 2008, these items increased the net loss by $96.3 million, which included a $91.2 million non-cash tax charge to establish a valuation allowance, or reserve, against Celera’s deferred tax assets as a result of the split-off from Applera Corporation. The tax charge is further described in the Financial Highlights below. For the fourth quarter of fiscal 2007, items affecting comparability increased the net loss by $2.9 million. Fourth quarter fiscal 2008 loss per share on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $0.01, compared to a loss of $0.07 per share for the prior year quarter. All per share amounts are pro forma based on Applera Corporation-Celera Group Common Stock.

For fiscal 2008, Celera reported net revenues of $139.4 million compared to $43.4 million for the prior year. Fiscal 2008 results included net revenues from BHL and Atria Genetics; excluding revenues from these acquisitions, Celera’s net revenues in fiscal 2008 were $62.5 million.

For fiscal 2008, Celera reported a net loss of $103.2 million, or $1.30 per share, compared to a net loss of $20.6 million, or $0.26 per share, for fiscal 2007. For fiscal 2008 and 2007, Celera recorded items that affected the comparability of results and a breakdown of these items is listed in the reconciliation table below. For fiscal 2008, these items increased the net loss by $104.1 million, which included the $91.2 million non-cash tax charge. For fiscal 2007, items affecting comparability increased the net loss by $2.1 million. Fiscal 2008 earnings per share (EPS) on a non-GAAP basis, excluding the non-cash tax charge and other items described in the reconciliation table below, were $0.01, compared to a loss of $0.24 per share for the prior year.

“The quarter’s operating performance was good, closing out a solid fiscal 2008—a pivotal year for Celera,” said Kathy Ordoñez, Chief Executive Officer of Celera. “The business developed as planned, as we achieved our annual financial goals for revenue and profitability on a non-GAAP basis. This year, we also completed the separation from Applera according to schedule, acquired two important businesses, Berkeley HeartLab and Atria Genetics, and defined our path forward as an independent company.

“We’re pleased with the contributions to revenue from both our Berkeley HeartLab Service business and our Products business during the quarter,” Ms. Ordoñez added. “The trial market for KIF6 testing at BHL has been successful and we’re optimistic for the test’s potential future contribution to Celera following its full scale launch this week.”

Financial Highlights

Celera has three categories of revenue: Product sales, including equalization payments from our alliance partner Abbott; Service revenue; and Royalty, License and Milestone revenues. Product sales consist of Celera’s portion of sales of Atria human leukocyte antigen (HLA) products and shipments of Celera-manufactured products to Abbott, at cost. Equalization payments result from an equal sharing of alliance profits and losses between the partners and vary each period depending on the relative income and expense contribution of each partner. Service revenue consists primarily of sales by BHL.

•

Revenue by category for the fourth quarter of fiscal 2008 compared to the prior year quarter was: $9.0 million for Product sales compared to $6.1 million in the prior year quarter, primarily due to sales of Atria HLA products; Royalty, License and Milestone revenue was $8.3 million compared to $4.1 million in the prior year quarter, primarily due to higher licensing and royalty revenue from patent licenses; and revenue from Services was $26.1 million in the fourth quarter of fiscal 2008. As noted above, revenue from Services consists primarily of sales by BHL, which was acquired in the second quarter of fiscal 2008.

•

R&D expenses for the fourth quarter of fiscal 2008 were $9.4 million, compared to $13.5 million in the prior year quarter, primarily due to a reduction in spending in discovery research and alliance-related projects. SG&A expenses for the fourth quarter of fiscal 2008 increased to $25.1 million from $8.3 million in the prior year quarter, primarily due to activities relating to BHL.

•	At June 30, 2008, Celera’s cash and short-term investments were approximately $335 million.

•

For the fourth quarter of fiscal 2008, Celera recorded a $91.2 million non-cash tax charge to establish a reserve against its deferred tax assets as a result of the split-off from Applera Corporation. As described in Celera’s Form S-1 Registration Statement, this charge recognizes that Celera may, or may not, be able to use these assets as an offset to taxable income in future periods, and a full valuation allowance was deemed necessary due to Celera’s history of losses. Certain of these assets are expected to expire in three to twelve years, if not used before then. With Celera’s anticipated future profitability, the use of these deferred tax assets is expected to offset taxable income and payments in those periods.

Supplemental Financial Information

•

For the fourth quarter of fiscal 2008, total end-user sales of products in the alliance with Abbott were $35.9 million compared to $27.0 million in the prior year quarter, an increase of 33%. Increased sales of HIV, HCV and HBV RealTime™ viral load assays used on the m2000™ system, HLA products, ViroSeq™ HIV-1 Genotyping System, and the Fragile X and thrombosis analyte specific reagents (ASRs) all contributed to the year-over-year quarterly growth. These increased sales were partially offset by lower sales of cystic fibrosis reagents. Following Abbott’s settlement of its litigation with Innogenetics in the third fiscal quarter of fiscal 2008, the HCV genotyping reagents were reintroduced onto the menu of tests offered through the alliance.

•

For fiscal 2008, total end-user sales in the alliance with Abbott were $123.6 million compared to $100.3 million in the prior fiscal year, an increase of 23%, with the contributors for this growth similar to those described for the fourth quarter above.

Business and Scientific Developments

•

This week, BHL broadly launched its laboratory developed KIF6 test as part of the service portfolio that is offered to its physician base. This follows a successful trial market that began in March when BHL started offering the test to a target group of physicians. Uptake of the KIF6 test to date has been strong and outperformed all previous trial markets of new tests conducted by BHL. The trial market was successful in refining the price and key positioning for the KIF6 test, along with its expected reimbursement. Nearly 15,000 KIF6 tests were requested through BHL during the trial market, which ended on July 18. Published studies have shown that untreated carriers of the risk form of the KIF6 gene have up to 55 percent increased risk for coronary heart disease, which is substantially reduced by statin therapy.

•

In July, Celera’s ViroSeq® HIV-1 Genotyping System software v2.8 was cleared by the United States Food and Drug Administration (FDA). This software is used in conjunction with the ViroSeq™ HIV-1 Genotyping System, which is intended for use in detecting HIV mutations that confer resistance to specific types of antiretroviral drugs as an aid in monitoring and treating HIV infection. Two new drugs, INTELENCE™ (etravirine) and PREZISTA™ (darunavir) from Tibotec Therapeutics, a division of Ortho Biotech Products, L.P., are included in the revised drug resistance algorithm included in the v2.8 software.

•

In July, Abbott disclosed that it had received a CE Mark for an HCV genotyping assay, further expanding the infectious disease menu on the m2000 system sold through its alliance with Celera, and that clinical trials for HCV and HBV assays performed on the m2000 system are ongoing. Abbott also reported that it had received 510(k) clearance from the FDA for the Chlamydia and Gonorrhea assays performed on the m2000 system.

•

On July 1, Celera Corporation separated from Applera and began trading on the Nasdaq Stock Market. Celera’s new Board of Directors includes Richard Ayers, Jean-Luc Belingard, William Green, Gail Naughton, Ph.D., Kathy Ordoñez, and Bennett Shapiro, M.D. William Green has been elected non-executive Chairman of the Board.

•	In June, two studies from Celera’s autoimmune disease program were published in peer-reviewed journals, Rheumatoid Arthritis and Public Library of Science Genetics.

Celera Analyst Day

Celera intends to host a meeting for analysts and investors in New York, N.Y. on Tuesday, September 9, 2008, when Celera’s senior management will discuss the strategy for the business following the separation from Applera and update the investment community on the status of key products and development programs.

Outlook for the Remaining Six Months of Calendar 2008

Celera’s Board of Directors intends to align the company’s fiscal year with the calendar year. As part of this process, Celera is issuing its outlook for the remaining six months of calendar 2008.

Subject to the inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera has the following expectations regarding its financial performance for the remaining six months of calendar 2008:

•	Total reported revenues are anticipated to be $88 - $93 million.

•	Reported R&D expenses are anticipated to be $18 - $21 million, and SG&A expenses are anticipated to be $45 - $50 million.

•	Celera anticipates low single digit EPS on a non-GAAP basis for the second half of calendar 2008, although non-GAAP earnings for the period ending September 27, 2008, may be near break-even.

•

Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $5 million, with an EPS impact of approximately $0.04.

•	The total pre-tax impact of FAS 123R is expected to be between $3 - $4 million, with an EPS impact of approximately $0.03.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; costs incurred in connection with the separation of Celera from Applera; and special tax items. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Financial Information

The information provided in this release presents historical financial information for Celera Corporation which has been adjusted to show our results of operations as though we were a separate company as of the dates and for the periods presented. Prior to July 1, 2008, our results were attributable to Applera Corporation’s Celera Group, and reported as a business segment of Applera.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Joel Jung, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (888) 396-2386, or (617) 847-8712 for international callers, and enter passcode 82911269 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on July 23 until August 7, 2008. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 31506190.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera may not successfully integrate the business and workforce of Berkeley HeartLab, or BHL, which has approximately doubled Celera’s workforce, and it may not successfully operate and grow this business as planned, among other reasons due to the fact BHL operates in the regulated clinical laboratory testing market, a new business area for Celera; (2) the sale of clinical laboratory testing services and diagnostic products is dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (3) the revenue generated from the sale of clinical laboratory testing services and diagnostic products is highly dependent on the amounts that these government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (4) Celera’s clinical laboratory testing services are subject to a wide variety of federal and state laws and regulations that govern, for example, clinical testing of human specimens, improper kickbacks or referrals to healthcare providers, and the privacy and security of patient data, and failure to comply with these laws and regulations could cause an interruption in operations, damage to our reputation, exclusion from participation in healthcare programs, fines or other legal penalties, and damages payable to patients or others; (5) Celera depends on physicians, laboratories, and others to collect and process patient specimens and send them overnight via Federal Express to its clinical laboratory for testing, and any interruption or delay in the delivery of specimens could cause them to spoil, prevent testing, and harm Celera’s business; (6) Celera’s commercialization of diagnostic products is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (7) clinical trials of diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (8) diagnostic products may not receive required regulatory clearances or approvals; (9) the markets for clinical laboratory testing services and diagnostic products are very competitive, healthcare providers may prefer to use better-known laboratories for clinical testing, and healthcare providers may not accept new diagnostic products developed by Celera or its collaborators; (10) the U.S. Food and Drug Administration has issued an interpretation of the regulations governing the sale of Analyte Specific Reagent products which could harm Celera’s business because the interpretation may require regulatory clearance or approval for some existing Celera and Abbott products that to date have been sold without clearance or approval, and because it may make development of new Analyte Specific Reagent products more difficult; (11) the FDA has issued draft guidance on a new class of complex laboratory-developed tests that may require our clinical laboratory to obtain regulatory clearance or approval before it can perform these tests and that may require other laboratories to obtain regulatory clearance or approval for these complex tests before they can perform clinical testing using our diagnostic products or based on intellectual property licensed from us; (12) Celera relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (13) Celera may be subject to product liability or other claims as a result of its clinical laboratory testing services or the testing or use of its or its collaborators’ or licensees’ diagnostic products; (14) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise the confidentiality of Celera’s proprietary information; (15) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (16) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (17) Celera is dependent on the operation of computer hardware, software, and Internet applications and related technology; (18) an adverse outcome in legal proceedings involving Abbott could harm Celera’s business and subject it to liabilities; (19) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s clinical laboratory testing services and diagnostic products; (20) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (21) the outcome of the existing stockholder litigation is uncertain; (22) Celera relies on a single laboratory testing facility and a single manufacturing facility, it would be difficult to repair, replace, or expand these facilities on a timely basis should that be necessary due to, for example, significant damage caused by natural disaster or other events or a substantial and unexpected increase in demand for products or services, and Celera does not have any backup facilities or arrangements should these events occur; (23) Celera relies on a single supplier or a limited number of suppliers for some kits used for its clinical laboratory testing services and some key components for manufacturing its diagnostic products; and (24) other factors that might be described from time to time in Celera’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Celera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright© 2008. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2008	2007	2008	2007
Net revenues	$43.4	$10.2	$139.4	$43.4
Cost of sales	12.1	3.9	39.8	17.6

Gross margin	31.3	6.3	99.6	25.8
Selling, general and administrative	25.1	8.3	74.6	30.4
Research and development	9.4	13.5	40.9	51.7
Amortization of purchased intangible assets	2.5	—	7.1	—
Employee-related charges, asset impairments and other	2.7	4.3	7.0	10.3
Asset dispositions and legal settlements	—	—	(1.1)	(2.4)

Operating loss	(8.4)	(19.8)	(28.9)	(64.2)
Loss on investments	—	—	(3.0)	—
Interest income, net	2.6	6.9	17.7	27.8
Other income, net	—	0.2	—	0.5

Loss before income taxes	(5.8)	(12.7)	(14.2)	(35.9)
(Provision)/benefit for income taxes	(91.0)	4.7	(89.0)	15.3

Net loss	$(96.8)	$(8.0)	$(103.2)	$(20.6)

Net loss per share Basic and diluted	$(1.21)	$(0.10)	$(1.30)	$(0.26)

Weighted average number of common shares Basic and diluted (i)	79,904,000	78,832,000	79,491,000	78,325,000

(i)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the periods ended June 30, 2008 and 2007.

CELERA CORPORATION

REVENUES BY PRODUCT CATEGORIES

(Dollar amounts in millions)

(Unaudited)

	Three months ended June 30,		Change
	2008	2007
Services	$26.1	$—
% of total revenues	60%	—
Products, including alliance equalization	9.0	6.1	48%
% of total revenues	21%	60%
Royalty, licenses and milestones	8.3	4.1	102%
% of total revenues	19%	40%

Total	$43.4	$10.2	325%

	Twelve months ended June 30,		Change
	2008	2007
Services	$71.0	$—
% of total revenues	51%	—
Products, including alliance equalization	32.1	25.3	27%
% of total revenues	23%	58%
Royalty, licenses and milestones	36.3	18.1	101%
% of total revenues	26%	42%

Total	$139.4	$43.4	221%

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2008	2007	2008	2007
GAAP loss before income taxes	$(5.8)	$(12.7)	$(14.2)	$(35.9)
Costs associated with the split-off from Applera	2.6	—	3.7	—
Amortization of purchased intangible assets	2.5	—	7.1	—
Restructuring charges	0.3	4.3	2.9	6.8
Revenue from the sale of a small molecule drug discovery and development program	—	—	—	(2.5)
Write-down of an investment	—	—	3.0	—
Share of litigation settlement between Abbott and Innogenetics N.V.	(0.2)	—	0.4	3.5
Gain on legal settlement	—	—	(1.1)	(2.3)

Non-GAAP (loss)/income before income taxes	$(0.6)	$(8.4)	$1.8	$(30.4)

GAAP (provision)/benefit for income taxes	$(91.0)	$4.7	$(89.0)	$15.3
Provision for deferred tax valuation allowance	91.2	—	91.2	—
Tax effect of the reconciling items above	(0.1)	(1.4)	(3.8)	(2.0)
Tax effect of R&D tax credits	—	—	0.7	(1.4)

Non-GAAP benefit/(provision) for income taxes	$0.1	$3.3	$(0.9)	$11.9

GAAP net loss	$(96.8)	$(8.0)	$(103.2)	$(20.6)

Non-GAAP net (loss)/income	$(0.5)	$(5.1)	$0.9	$(18.5)

Non-GAAP pro forma diluted net (loss)/income per share	$(0.01)	$(0.07)	$0.01	$(0.24)

Weighted average number of common shares	(i) 79,904,000	(i) 78,832,000	(ii) 80,932,000	(i) 78,325,000

(i)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the periods ended June 30, 2008 and 2007.
(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of fully diluted shares of Applera Corporation - Celera Group Common Stock outstanding for the twelve months ended June 30, 2008.